Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
As of September 30, 2023

Subsidiary	Jurisdiction of Incorporation

Aerial Lighting & Electric, Inc.	Connecticut
Azimuth Communications, Inc.	Oregon
Bayonet Plumbing, Heating & Air Conditioning, LLC	Florida
Calumet Armature and Electric, L.L.C.	Illinois
Edmonson Electric, LLC	Florida
Freeman Enclosure Systems, LLC	Ohio
Hotchkiss Alarms, LLC	Connecticut
ICS Holdings LLC	Arizona
IES Commercial, Inc.	Delaware
IES Communications, LLC	Delaware
IES Consolidation, LLC	Delaware
IES FL RE, LLC	Florida
IES Infrastructure Solutions, LLC	Delaware
IES Investments, LLC	Delaware
IES Management LP	Texas
IES Management ROO, LP	Texas
IES OK RE, LLC	Oklahoma
IES Operations Group, Inc.	Delaware
IES Residential, Inc.	Delaware
IES Shared Services, Inc.	Delaware
IES Subsidiary Holdings, Inc.	Delaware
Integrated Electrical Finance, Inc.	Delaware
K.E.P. Electric, Inc.	Ohio
Key Electrical Supply, Inc.	Texas
Magnetech Industrial Services, Inc.	Indiana
NEXT Electric, LLC	Wisconsin
Plant Power and Control Systems, L.L.C.	Alabama
Southern Industrial Sales and Services, Inc.	Georgia
Technibus, Inc.	Delaware
Thomas Popp & Company	Ohio
Wedlake Fabricating, Inc.	Oklahoma